UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

JERRICK MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51872	87-0645394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 S Dean Street Englewood, NJ 07631
(Address of Principal Executive Offices)

(201) 258-3770

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On May 2, 2016, the Board of Directors (the “Board”) of Jerrick Media Holdings, Inc. (the “Company”) appointed Andrew Taffin as director of the Company, effective immediately.

Andrew Taffin, age 50

Andrew Taffin has over 25 years of entrepreneurial and executive leadership experience. He is currently the Chief Executive Officer and co-founder of Tallen Technology Rentals (“Tallen”), a leading provider of technology services and short-term rental AV equipment for businesses and organizations of all sizes. Under Mr. Taffin’s leadership, Tallen has experienced consistent revenue growth, secured multimillion dollar contracts with Fortune 100 companies, expanded into multiple business categories including pharmaceutical and financial services, and established a global presence to include supporting clients across the globe. Mr. Taffin was also one of the founding members and former president of the Internaitonal Technology Rental Associations (“ITRA”). Mr. Taffin is a consistent speaker at industry conferences and events and contributes regularly to several technology publications. Mr. Taffin graduated from Plymouth State University with a B.A. in communications.

In evaluating Mr. Taffin’s experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his extensive experience in the technology and related industries.

Family Relationships

Mr. Taffin does not have any family relationships with a current officer or director of the Company.

Related Party Transactions

There are no related party transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERRICK MEDIA HOLDINGS, INC.

Date: May 6, 2016	By:	/s/ Jeremy Frommer
Jeremy Frommer
Chief Executive Officer

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